Exhibit 10.23

OPTION AND LICENSE AGREEMENT

BY AND BETWEEN

EIP PHARMA LLC

AND

VERTEX PHARMACEUTICALS INCORPORATED

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Table of Contents

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	OPTION GRANT AND RESEARCH LICENSE	7

2.1	Grant of Option	7
2.2	Option Period	7
2.3	Option Exercise	8
2.4	Research License During Option Period	8
2.5	Decision-Making During Option Period	8
2.6	Diligence During Option Period	9
2.7	Status Updates	9
2.8	Analog Selection	9
2.9	Know-how Transfer	9
2.10	Communication between the Parties	10

ARTICLE III	LICENSE GRANTS AND RIGHT OF FIRST REFUSAL	10

3.1	Vertex Grant to EIP	10
3.2	Sublicenses	10
3.3	Know-how Transfer After Option Exercise	11
3.4	Decision-Making During the License Term	11
3.5	License Term Diligence	11
3.6	Communication	12
3.7	Right of First Refusal	12

ARTICLE IV	FINANCIAL PROVISIONS	13

4.1	Option Exercise Fee	13
4.2	Milestones Payments by EIP	13
4.3	Royalty Payments by EIP	15
4.4	Royalty Term	15
4.5	Third Party Licenses	15
4.6	Payments; Reports	15
4.7	Taxes	16
4.8	United States Dollars	16
4.9	Currency Conversion	16
4.10	Blocked Payments	16
4.11	Late Payments	16
4.12	Records and Audits	17

ARTICLE V	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS	17

5.1	Maintenance of Patent Rights	17

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5.2	Option to Maintain Patents	17
5.3	Re-Examination and Re-Issue	18
5.4	Patent Term Extensions	18
5.5	Enforcement and Defense	18
5.6	Patent Term Restoration	20
5.7	Third Party Claims	20
5.8	Patent Marking	21

ARTICLE VI	CONFIDENTIALITY	21

6.1	CONFIDENTIAL INFORMATION	21
6.2	Permitted Disclosures	22
6.3	Limitation on Vertex Disclosure of Vertex Know-how	22
6.4	Publicity	22
6.5	Publications	23
6.6	Return of Confidential Information	23

ARTICLE VII	REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS	24

7.1	Mutual Representations	24
7.2	Vertex’s Representations and Warranties	24
7.3	EIP’s Representations and Warranties	25
7.4	No Warranty	26

ARTICLE VIII	INDEMNIFICATION	26

8.1	Indemnification by EIP	26
8.2	Indemnification by Vertex	26
8.3	Indemnification Procedure	27
8.4	Limitation of Liability	27
8.5	Insurance	27

ARTICLE IX	TERM AND TERMINATION	27

9.1	Term	27
9.2	Termination for Convenience	27
9.3	Termination for Cause	28
9.4	Effect of Termination	28
9.5	Survival	30

ARTICLE X	DISPUTE RESOLUTION	31

10.1	Referral of Unresolved Matters to Senior Executives	31
10.2	Arbitration	31
10.3	Equitable Relief	32

ARTICLE XI	MISCELLANEOUS	32

11.1	Governing Law and Jurisdiction	32
11.2	Force Majeure	32

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11.3	Further Assurances	32
11.4	Notices	32
11.5	Assignment	33
11.6	Affiliate Performance	33
11.7	Amendment	34
11.8	Entire Agreement	34
11.9	No Benefit to Third Parties	34
11.10	Waiver	34
11.11	No Implied Licenses	34
11.12	Relationship of the Parties	34
11.13	Severability	34
11.14	Interpretation	34
11.15	Counterparts	35

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OPTION AND LICENSE AGREEMENT

This Option and License Agreement (this “Agreement”), made this 27th day of August, 2012 (the “Effective Date”), is by and between DP Pharma LLC, a Massachusetts limited liability company, with principal offices located at 11 Channing Street, Cambridge, MA 02138 (“EIP”) and Vertex Pharmaceuticals Incorporated, a Delaware corporation, with principal offices located at 130 Waverly Street, Cambridge, MA 02139 (“Vertex”). Each of EIP and Vertex may be referred to, individually, as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, Vertex owns certain patent rights and know-how related to a small molecule p38 MAP kinase inhibitor known as VX-745;

WHEREAS, Vertex and EIP are parties to a Material Transfer Agreement dated September 7, 2010 (the “MTA”) pursuant to which Vertex provided EIP a specific quantity of VX-745 to allow EIP to perform certain investigational, pre-clinical studies;

WHEREAS, EIP is interested in obtaining an option to acquire an exclusive license to develop and commercialize VX-745, and Vertex is willing to grant EIP such an option, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, Vertex and EIP, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, each of the following capitalized terms, whether used in the singular or plural, shall have the meanings set forth in this Article 1.

1.1     “Affiliate” of an entity means any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (ii) status as a general partner in any partnership; or (iii) any other arrangement where a person or entity possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2     “Analogs” means those specific analogs to VX-745 that are selected by EIP as back-up compounds in accordance with the process, and subject to the limitations, set forth in Section 2.8.

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1.3   “Combination Product” means any pharmaceutical product containing both a Licensed Product component and one or more other active pharmaceutical ingredients or other significant components.

1.4     “Commencement” or “Commence” means, with respect to a clinical trial, dosing of the first person in the clinical trial.

1.5     “Commercial Plan” means the written plan describing the activities to be carried out by EIP for commercialization of Licensed Product, which shall include a budget and estimate of the number of FTEs to be expended during the period covered thereby in key commercial areas including sales, medical affairs, and patient safety.

1.6    “Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts are required to be exerted pursuant to this Agreement) commonly used by a company of a similar size to that of the Party required to exert the specified level of effort to conduct the relevant activity, including, in the case of research, development or commercialization, the level of effort and resources used by such a company to research, develop, manufacture or commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market potential to Licensed Product, taking into account all relevant factors including the patent and other proprietary position of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, and other technical, legal, scientific, medical or commercial factors that such a company would deem to be relevant.

1.7    “Completion” means, with respect to a clinical trial, delivery to Vertex of a report setting forth in reasonable detail data and customary statistical analysis of such data such that the reader has sufficient information to understand the outcome of the clinical trial.

1.8     “Confidential Information” means any and all information, data and materials of a confidential or proprietary nature, which are provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement.

1.9    “Control” or “Controlled”, other than for purposes of Section 1.1, means the possession of the right to grant licenses or sublicenses or to disclose proprietary or trade secret information without violating the terms of any agreement or other arrangement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.

1.10   “Cover”, “Covering” or “Covered” means, with respect to a Patent Right and invention, that, in the absence of ownership of, or a license under, such Patent Right, the practice of such invention would infringe a Valid Claim of such Patent Right (including in the case of a Patent Right that is a patent application, a Valid Claim of such patent application as if such patent application were an issued patent).

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1.11   “Development Plan” means the written plan describing the activities to be carried out by EIP for development of Licensed Product leading to Marketing Approval, which shall include all clinical trial designs as well as CMC and all other non-clinical activities, objectives for achievement of the Minimum Diligence Requirements, budget, and estimate of the number of FTEs to be expended during the period covered thereby.

1.12   “EIP Background Patent Rights” means any Patent Rights owned or Controlled by EIP that Cover Licensed Product, excluding (i) EIP Product Patent Rights and (ii) any Patent Rights licensed to EIP under this Agreement.

1.13   “EIP Product Know-how” means any Know-how Controlled, generated, conceived or reduced to practice by or on behalf of EIP or any of its Affiliates during the term of the MTA and the Term that (i) has been incorporated into Licensed Product or the manufacturing process for Licensed Product during the Term (ii) constitutes a new use of Licensed Product or (iii) is otherwise necessary for the further development, manufacture, commercialization or use of Licensed Product.

1.14   “EIP Product Patent Rights” means any Patent Rights owned or otherwise Controlled by EIP or any of its Affiliates Covering EIP Product Know-how.

1.15    “EIP Product Technology” means, collectively, EIP Product Know-how and EIP Product Patent Rights.

1.16    “EMA” means the European Medicines Agency or any successor agency.

1.17    “EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

1.18    “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.19   “FDA Meeting” means a meeting between EIP or any of its Affiliates and the FDA for the purpose of discussing, and gaining FDA’s agreement on, the size, design and endpoints of a Phase 2 Clinical Trial of Licensed Product.

1.20    “Field” means the diagnosis, treatment, and prevention of Alzheimer’s disease and related central nervous system disorders in humans.

1.21   “First Commercial Sale”, as to a particular country, means the first commercial sale of a Licensed Product by EIP or any of its Affiliates or Sublicensees to a Third Party in an arm’s length transaction in such country after approval of the NDA, or if approval of an NDA is not required in such country, then following receipt of Marketing Approval required to market such Licensed Product in such country.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.22   “FTE” means a full-time equivalent person year of one thousand eight hundred eighty (1,880) hours per year, with any portion of an FTE calculated based upon hours worked divided by such annual total.

1.23    “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

1.24  “Know-how” means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.25    “Licensed Product” means any product comprising, incorporating or containing VX-745 or any Analog, or an alternate form of VX-745 or any Analog, including, but not limited to, a pharmaceutically acceptable salt, polymorph, crystal form, prodrug, or solvate of VX-745 or an Analog.

1.26  “License Term” means the period commencing upon the Option Exercise Date and ending upon expiration or earlier termination of this Agreement pursuant to Article IX.

1.27   “Major Markets” means the United States, France, Germany, Italy, Spain, the United Kingdom, Japan, India, Brazil, Russia, and China, subject to adjustment as set forth in Section 9.3(b).

1.28   “Marketing Approval” means any approval, including registration, license or authorization from any Regulatory Authority required to market and sell a Licensed Product in such jurisdiction and shall include an approval, registration, license or authorization granted in connection with an NDA.

1.29   “Net Sales” means the gross amount invoiced on sales of Licensed Product in the Territory by EIP, its Affiliates or Sublicensees to any Third Party in the Field, less the following deductions with respect to the sale of such Licensed Product:

(i)         normal trade, cash and quantity discounts and other customary discounts actually given to customers in the ordinary course of business;

(ii)        rebates, credits and allowances given by reason of rejections, returns, damaged or• defective product or recalls;

(iii)      government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;

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(iv)         price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), Third Party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

(v)          reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by such EIP or its Affiliates or Sublicensees without reimbursement from any Third Party;

(vi)          reasonable distribution commissions and fees payable to Third Party wholesalers for distribution of Licensed Product;

(vii)      sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of Licensed Product (but not including taxes assessed directly against the income derived from such sale); and

(viii)     amounts previously included in Net Sales of Licensed Product that are written off as uncollectible in accordance with standard practices of the applicable party.

Notwithstanding anything in this Agreement to the contrary, the transfer of a Licensed Product between or among EIP, its Affiliates and Sublicensees will not be considered a sale.

Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration. In the event Licensed Product is sold other than in an arm’s length transaction, Net Sales for such sale will be determined using the average per unit Net Sales amount for the preceding calendar quarter.

Disposal of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use or patient assistance or other similar programs or studies where a Licensed Product is supplied without charge shall not result in any Net Sales, however if EIP or its Affiliates or Sublicensees charges for such Licensed Product, the amount billed will be included in the calculation of Net Sales.

Net Sales will be determined on an accrual basis from books and records maintained in accordance with accounting principles generally accepted in the United States, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.

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In the event a Licensed Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price of the Licensed Product component when sold separately in finished form in the country in which the Combination Product is sold and B is the weighted (by sales volume) average sale price of the other active pharmaceutical ingredients or significant components included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product component and the other active pharmaceutical ingredients or significant components did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other active pharmaceutical ingredients or significant components included in the Combination Product, then the Parties will in good faith discuss and agree on a pro-rata allocation of the Net Sales that reflects the Licensed Product’s contribution to the Combination Product on an equitable basis.

1.30   “NDA” mean means a New Drug Application, Biologics License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.

1.31    “Option” has the meaning set forth in Section 2.1.

1.32    “Option Exercise Date” has the meaning set forth in Section 2.3.

1.33    “Option Exercise Fee” has the meaning set forth in Section 4.1.

1.34    “Option Exercise Notice” has the meaning set forth in Section 2.3.

1.35    “Option Period” has the meaning set forth in Section 2.2.

1.36  “Patent Rights” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions and the like thereof, and all counterparts thereof in any country.

1.37    “Phase 2 Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges or an indication of efficacy in patients being studied as described in 21 C.F.R. §312.21(b), or an equivalent clinical trial in a country in the Territory other than the United States.

1.38    “Phase 2b Clinical Trial” means a Phase 2 Clinical Trial designed to generate a substantive indication of efficacy.

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1.39   “Phase 3 Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in the indication being investigated in a manner sufficient to obtain Marketing Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. §312.21(c), or an equivalent clinical trial in a country in the Territory other than the United States.

1.40    “Research Plan” has the meaning set forth in Section 2.4.

1.41   “Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, commercialization, manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States and the EMA in the EU.

1.42    “Royalty Term” has the meaning set forth in Section 4.4.

1.43   “Sublicensee” means a Third Party to whom EIP or any of its Affiliates or another Sublicensee grants an express sublicense under the Vertex Patent Rights or Vertex Know-how to develop, manufacture, commercialize or use Licensed Product in the Field, but does not include any wholesaler or third party distributor who re-sells a Licensed Product purchased from EIP or any of its Affiliates or Sublicensees in final finished form (but not necessarily in final packaged, and labeled form), provided that Vertex is paid the royalty specified in Section 4.3 on the purchase price of such Licensed Product paid by such wholesaler or distributor to Elf’ or any of its Affiliates or Sublicensees.

1.44    “Technology Transfer Plan” means the plan for transfer to EIP of Vertex Know-how attached to this Agreement as Exhibit A.

1.45    “Term” means the term of this Agreement determined in accordance with Section 9.1.

1.46    “Territory” means worldwide, subject to adjustment as set forth in Section 9.3(b).

1.47    “Third Party” means any Person other than a Party or any of its Affiliates or their respective employees.

1.48    “United States” or “U.S.” means the United States of America and its territories and possessions.

1.49   “Valid Claim” means (i) a claim of an issued and unexpired patent that has not been held disclaimed, revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or been dedicated to the public, and (ii) a claim in a pending patent application that is being prosecuted and that has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal, and that is not still pending seven (7) years from the earliest priority date claimed for such application.

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1.50    “VX-745” means Vertex’s small molecule p38 MAP kinase inhibitor known as VX-745.

1.51   “Vertex Patent Rights” means (i) U.S. Patent No. [***], U.S. Patent No. [***]; and (ii) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and the like, of the foregoing patents or patent applications.

1.52    “Vertex Know-how” means any Know-how owned or otherwise Controlled by Vertex or any of its Affiliates as of the Effective Date that (i) is incorporated into Licensed Product or the manufacturing process for Licensed Product or (ii) was used in, or generated by or on behalf of Vertex in the development, manufacture or use of Licensed Product.

ARTICLE II
OPTION GRANT AND RESEARCH LICENSE

2.1     Grant of Option. Vertex hereby grants to EIP an exclusive option, exercisable during the Option Period, to acquire from Vertex the licenses set forth in Section 3.1 (the “License”), subject to the terms and conditions of this Agreement (the “Option”).

2.2     Option Period. The Option will be exercisable by EIP at any time during the period commencing on the Effective Date and ending upon the earlier to occur of (i) six (6) months after the FDA Meeting, or (ii) twenty-four (24) months after the Effective Date (the “Option Period”). During the Option Period, Vertex will not grant a license or other rights to any Third Party, or take any other action, that would prevent Vertex from being able to grant to EIP the License on the terms and conditions set forth in this Agreement.

2.3     Option Exercise. In the event EIP elects to exercise the Option, it shall, no later than the end of the last day of the Option Period, deliver to Vertex (i) written notice specifying that EIP has elected to exercise the Option, (ii) a Development Plan, (iii) evidence of EIP’s resources sufficient to accomplish the Development Plan, including evidence of sufficiently qualified personnel, applicable third party service contracts, and sufficient funding such as a cash balance statement, and (iv) payment of the Option Exercise Fee (collectively, the “Option Exercise Notice”). The date, if any, on which EIP has properly exercised the Option in accordance with this Section 2.3, shall be the “Option Exercise Date” for purposes of this Agreement. The Option Period will be deemed to have ended, and the License Term will be deemed to have commenced, on the Option Exercise Date.

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2.4     Research License During Option Period. Subject to the terms and conditions of this Agreement, Vertex hereby grants to EIP and its Affiliates a fully paid-up exclusive license under Vertex Patent Rights and nonexclusive license under Vertex Know-how in each case solely for the conduct of research and pre-clinical development activities related to Licensed Product during the Option Period, as forth on Exhibit B attached hereto (the “Research Plan”), and to manufacture or have manufactured Licensed Product for such activities and in anticipation of future clinical trials, and for no other purpose. For purposes of clarity, EIP will not have the right to conduct any human clinical development activities or commercialize Licensed Product during the Option Period. EIP and its Affiliates will have the right to grant sublicenses under the rights granted to them under this Section 2.4, but solely for but solely for the purposes of having research and pre-clinical development activities conducted by service providers or academic institutions in accordance with the Research Plan, and having Licensed Product manufactured for the purposes contemplated by this Agreement, or otherwise with the written consent of Vertex. Each sublicense granted by EIP pursuant to this Section 2.4 will contain terms and conditions consistent with those sections of this Agreement applicable to Sublicensees. EIP will promptly provide Vertex with a copy of the fully executed sublicense agreement covering any sublicense granted hereunder, and such sublicense agreement will contain the following provisions: (i) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information contained in Article VI with respect to Vertex’s Confidential Information, and (ii) an irrevocable grant of ownership or Control to EIP of any and all Know-how IP arising out of the sublicense agreement and any and all Patent Rights directed to such Know-how. If EIP becomes aware of a material breach by a Sublicensee of its obligations under any sublicense, EIP will promptly notify Vertex of the particulars of the same, and will use Commercially Reasonable Efforts to enforce the terms of such sublicense.

2.5     Decision-Making During Option Period. During the Option Period, EIP will have sole decision-making authority with respect to conduct of research and pre-clinical development activities involving Licensed Product and with respect to the manufacture of Licensed Product for EIP’s purposes; provided, however, any material change to the Research Plan will require written consent of Vertex.

2.6    Diligence During Option Period. EIP will, itself or through its Affiliates, use Commercially Reasonable Efforts to conduct the activities outlined in the Research Plan, which shall commence within three (3) months of the Effective Date. EIP will hold the FDA Meeting within eighteen (18) months of the Effective Date, and unless the Parties agree otherwise, the failure of EIP to do so shall constitute a material breach of EIP’s obligations hereunder.

2.7     Status Updates. Within thirty (30) days of the end of each calendar quarter during the Option Period, EIP will provide to Vertex a written status report describing in reasonable detail to demonstrate EIP’s compliance with its diligence obligations hereunder during the Option Period, the status of EIP’s research and preclinical development activities related to Licensed Product since the last update.

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2.8    Analog Selection. EIP will have the right to select up to ten (10) specific compounds that are analogs to VX-745 to include as back-up compounds under the License to be granted upon EIP’s exercise of the Option, provided that (i) each selected analog compound must be described in one or more of claims [***] or claims [***], and (ii) EIP must notify Vertex as to which such analog compounds EIP has selected for inclusion under this Section 2.8 within six (6) months after the Effective Date. The analogs properly selected by EIP under the preceding sentence will be the “Analogs” as such term is used in this Agreement without the need for further action by either Party, provided that, at EIP’s request, the Parties will execute a letter agreement formally acknowledging the inclusion of the Analogs for purposes of this Agreement.

2.9     Know-how Transfer.

2.9.1   Vertex INDs. During the Option Period, as set forth in the Technology Transfer Plan, Vertex will provide EIP access, via an electronic data room, to its copies of INDs [***] and [***] (the “Vertex INDs”), the contents of which are listed on Exhibit D attached hereto. The Parties acknowledge that the status of IND [***] with the FDA as of the Effective Date is “withdrawn,” and the status of IND [***] with the FDA as of the Effective Date is “inactive.” Vertex will, both during the Option Period and during the License Term, timely execute such documents as EIP may reasonably request to transfer the Vertex INDs to EIP or its designee; provided, however Vertex makes no warranties as to the transferability of the Vertex INDs nor as to whether the status of either Vertex IND may be changed, and Vertex is under no obligation to take any action that would cause it to incur expense or unreasonably use Vertex resources, as determined by Vertex in its sole discretion.

2.9.2   Material and Manufacturing Process. During the Option Period, as set forth in the Technology Transfer Plan, Vertex will provide EIP such quantities of VX-745, on an as-is basis, as EIP reasonably requires to conduct its activities during the Option Period (limited to quantities that Vertex has on-hand; Vertex will have no obligation to manufacture further quantities of VX-745) on the terms set forth on Exhibit E attached hereto, and a reasonably detailed description of the manufacturing process for Licensed Product, including analytical methods as available and reasonably necessary to allow EIP to establish manufacturing capability so as to be prepared to commence a human clinical trial promptly after the Option Exercise Date.

2.10   Communication between the Parties. Notwithstanding the foregoing or anything contained herein to the contrary, except the notice provisions set forth in Section 11.4, all communication from EIP and its Affiliates to Vertex that is related to this Agreement or Licensed Product will be directed to the individual identified in writing by Vertex as the Alliance Manager (the “Alliance Manager”). EIP agrees that it will not communicate with any employee or contractor of Vertex with regard to any matter under this Agreement or License Product, including any matter related to the transfer of any Vertex Know-how, unless the Alliance Manager has coordinated, or otherwise, granted consent to, such communication. Vertex may replace the Alliance Manager at any time upon written notice to EIP. Vertex will, as needed, on a case by case basis, make Vertex personnel available for direct interaction with EIP both during the Option Period and during the first six months of the License Term in connection with transfer and implementation of the Vertex Know-how.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ARTICLE III
LICENSE GRANTS AND RIGHT OF FIRST REFUSAL

3.1     Vertex Grant to EIP. Subject to the terms and conditions of this Agreement, effective immediately upon the Option Exercise Date, Vertex and its Affiliates grant to EIP an exclusive license under Vertex Patent Rights, and a nonexclusive license under Vertex Know-how, in each case with the right to grant sublicenses to the extent provided in Section 3.2, to research, develop, make, have made, use, import, export, market, offer for sale, sell and have sold Licensed Product in the Territory within the Field.

3.2     Sublicenses.

(a)    EIP Rights. The rights granted to EIP by Vertex under the License may be sublicensed, in whole or in part, to a Third Party (through multiple levels of sublicensing) (i) who is providing services to EH) in connection with the manufacture or development of Licensed Product, solely for the purposes of providing such services; or (ii) with the prior written consent of Vertex, which such consent Vertex shall not unreasonably withhold. EIP or any of its Affiliates or permitted Sublicensees may also extend the rights granted under the License to any Affiliate.

(b)    Performance by Sublicensees. EIP will be fully responsible for performance by each Sublicensee of its obligations under this Agreement. Each sublicense granted by EIP pursuant to this Section 3.2 will contain terms and conditions consistent with those sections of this Agreement applicable to Sublicensees. EIP will promptly provide Vertex with a copy of the fully executed sublicense agreement covering any sublicense granted hereunder, and such sublicense agreement will contain the following provisions: (i) a requirement that such Sublicensee submit applicable sales or other reports to EIP to the extent necessary or relevant to allow EIP to satisfy all requirements with respect to the content and timing of reports required to be made or records required to be maintained under this Agreement; (ii) an audit requirement consistent with that set forth in Section 4.12; (iii) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information contained in Article VI with respect to Vertex’s Confidential Information and (iv) an irrevocable grant of ownership or Control to EIP of any and all Know-how IP arising out of the sublicense agreement and any and all Patent Rights directed to such Know-how. If EIP becomes aware of a material breach by a Sublicensee of its obligations under any sublicense, EIP will promptly notify Vertex of the particulars of the same, and will use Commercially Reasonable Efforts to enforce the terms of such sublicense.

3.3     Know-how Transfer After Option Exercise. After commencement of the License Term, Vertex will transfer to EIP such Vertex Know-how, as set forth in the portion of the Technology Transfer Plan under the heading “License Term Transfer Schedule,” which was not previously transferred in accordance with Section 2.9. Timelines for such activities are set forth in the Technology Transfer Plan, or, if none are specified, then within sixty (60) days after the Option Exercise Date.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

3.4    Decision-Making During the License Term. During the License Term, and subject to EIP’s obligations under this Agreement (including Section 3.5 below with respect to diligence), EIP will have sole decision-making authority with respect to the research, development, manufacture, marketing, sale and use of Licensed Product in the Field.

3.5     License Term Diligence.

(a)    General. EIP will use Commercially Reasonable Efforts during the License Term to develop and obtain regulatory approval for a Licensed Product in each Major Market, and to promptly and effectively commercialize such Licensed Product in such Major Market if the relevant Marketing Approval is obtained.

(b)      Minimum Diligence Requirements. Without limiting the applicability of paragraph (a) of this Section 3.5, EIP will:

(i)    Make annual expenditures for development of Licensed Product as set forth in the Development Plan;

(ii)    Commence a Phase 2 Clinical Trial of Licensed Product within six (6) months of the Option Exercise Date; and

(iii)    Make the First Commercial Sale of Licensed Product in a Major Market within six (6) months of approval in such Major Market.

(c)    Commercial Plan. Without limiting the applicability of paragraph (a) of this Section 3.5, EIP shall prepare and submit to Vertex a plan containing the strategy and proposed activities for marketing and selling Licensed Product in the Territory (as updated pursuant to this paragraph (c), the “Commercial Plan”). EIP shall submit a proposed draft of the Commercial Plan to Vertex no later than eighteen (18) months prior to the anticipated First Commercial Sale and shall submit a revised Commercial Plan to Vertex no later than six (6) months prior to the anticipated First Commercial Sale. EIP shall deliver an update of the Commercial Plan from time to time during the Term, and in no case less than once per calendar year. Vertex shall have the opportunity to comment on the proposed draft, revised and updated Commercial Plan and EIP will consider such comments in good faith.

(d)    Sales Forecasts. Twelve (12) months prior to the anticipated date of the First Commercial Sale, EIP shall provide Vertex with a non-binding sales forecast which sets forth the projected quarterly sales (by estimated Net Sales) of Licensed Product in the Territory for the twelve (12) month period commencing upon the anticipated First Commercial Sale date. Thereafter, EIP shall provide Vertex with a sales forecast on the first business day of October which sets forth the projected quarterly sales (by estimated Net Sales) of Licensed Product in the Territory for the succeeding calendar year; provided, that, upon the written request of Vertex, EIP shall update quarterly forecasts during the calendar year in which the First Commercial Sale occurs.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(e)    Updates and Reports. During the period commencing upon the Option Exercise Date and ending on the First Commercial Sale of a Licensed Product, EIP will provide Vertex with written quarterly updates on the status of development and commercialization activities related to Licensed Product since the last update, including an updated Development Plan and such other information as reasonably needed to demonstrate EIP’s compliance with its development diligence obligations hereunder, such reports to be provided no later than thirty (30) days after the conclusion of each calendar quarter. For the period of the License Term following the First Commercial Sale, such reports will be annually updated no later than September 15th.

3.6    Communication. Without limiting the applicability of Sections 2.6 and 3.5, within forty-five (45) days of the Effective Date, the Parties will finalize a schedule upon which a team of representatives from each Party will have a quarterly conference by telephone during the Term to discuss research, development and commercialization activities hereunder and events material to such efforts. EIP shall keep Vertex timely informed of all material events and developments occurring in the course of the research, development and commercialization activities.

3.7    Right of First Refusal.

(a)    If during the period commencing on the Option Exercise Date and ending upon Completion of the first Phase 2b Clinical Trial (or Phase 3 Clinical Trial if the FDA Meeting results in approval to progress directly to a Phase 3 Clinical Trial) of Licensed Product after the FDA Meeting, EIP has received a bona fide written offer from a Third Party under which such Third Party proposes to acquire rights to develop and/or commercialize Licensed Product or to acquire ownership of EIP’s rights to Licensed Product, including, but not limited to, through a license of development and/or commercialization rights granted under the License for all or a portion of the Territory or a sale or merger of EIP or substantially all of its assets related to Licensed Product, Vertex shall have the right (the “Right of First Refusal”) to acquire such rights on the same material financial terms and conditions (including price and form and timing of consideration and rights to be granted) (the “Material Terms”) as those offered by the Third Party. Promptly after receipt of a Third Party offer under the preceding sentence, EIP will deliver to Vertex a description of the Material Terms proposed by such Third Party and the identity of such Third Party (the “Offer Notice”). To exercise its Right of First Refusal, Vertex must deliver written notice to EIP within forty-five (45) days of receipt of the Offer Notice, and the Parties will thereafter negotiate in good faith an agreement based on the Material Terms during the following forty-five (45) day period. If Vertex declines to exercise the Right of First Refusal or the Parties are not able, despite good faith negotiations, to consummate a transaction based on the Material Terms within such forty-five (45) day period, EIP will be free to consummate an agreement based on the Material Terms with the Third Party identified in the original Offer Notice or any of its Affiliates (a “Third Party Transaction”).

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(b)    During the six (6) month period commencing upon Completion of the first Phase 2b Clinical Trial (or Phase 3 Clinical Trial if the FDA Meeting results in approval to progress directly to a Phase 3 Clinical Trial) of Licensed Product after the FDA Meeting (the “Vertex Option Period”), Vertex will have the option (the “Reacquisition Option”) to acquire all of the assets of EIP specific to Licensed Product at then current market price and on terms and conditions for acquisition of such assets at a comparable stage of development and market potential. To exercise the Reacquisition Option, Vertex must provide written notice to EIP by the end of the Vertex Option Period. In the event Vertex exercises the Reacquisition Option, but the Parties, after good faith negotiation, are unable to reach agreement on the material terms of the acquisition within sixty (60) days of EIP’s receipt of Vertex’s exercise notice, then one Party may send written notice to the other Party requesting that the Parties meet with a mediator chosen by mutual agreement of the Parties (the “Mediator Request”). If the meeting with the mediator has not occurred within thirty (30) days of the Mediator Request, or if Parties are unable to reach agreement as a result of the meeting with the mediator, then a Party may send written notice to the other Party requesting that the Parties submit to binding arbitration (the “Arbitration Notice”), and, in such event, both Parties agree to submit to binding arbitration with a single arbitrator mutually agreeable to both Parties to establish the financial and other terms of the acquisition based on the requirements set forth in this Section 3.7 (the “Material Terms”). The arbitration will occur within thirty (30) days of the selection of an arbitrator. If the Parties cannot agree on an arbitrator or on the terms of the arbitration, the arbitrator will be selected by the American Arbitration Association (“AAA”) and the rules of the AAA will govern the conduct of the arbitration. The arbitrator’s decision on the Material Terms (the “Final Material Terms”) will be final. Vertex will have no further rights to acquire such assets (other than the licenses set forth in Section 9.4(d) in the event of termination) if Vertex fails to exercise its Reacquisition Option; provided however if Vertex exercised its Reacquisition Option, the Parties submitted to arbitration as described above, and Vertex chose not to enter into an agreement on the Final Material Terms, then EIP will not offer such assets to a Third Party on terms materially less favorable to EIP than the Final Material Terms without first reoffering to Vertex. For the sake of clarity, if a Third Party Transaction that was the subject of Vertex’s Right. of First Refusal has been consummated prior to Completion of the first Phase 2b Clinical Trial, then Vertex’s Reacquisition Option shall include the right to assume all rights and obligations of EIP under the terms of such Third Party Transaction specific to Licensed Product.

ARTICLE IV
FINANCIAL PROVISIONS

4.1    Option Exercise Fee. In the event PIP elects to exercise the Option, it shall pay to Vertex a non-creditable, non-refundable option exercise fee of [***] ($[***]) (the “Option Exercise Fee”) on or before the end of the Option Period.

4.2    Milestones Payments by EIP. Subject to the terms and conditions of this Agreement, EIP shall pay Vertex a milestone payment upon the first occurrence of each of the following events with respect to each distinct Licensed Product, no later than five (5) days after the occurrence of the event:

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Event Milestone	Event Milestone Payment
(i) [***]	$[***]
(ii) [***]	$[***]
(iii) [***]	$[***]
(iv) [***]	$[***]
(v) [***]	$[***]
(vi) [***]	$[***]
(vii) [***]	$[***]

Each of the above milestone payments will be payable only once per distinct Licensed Product, upon the first occurrence of the applicable event, regardless of how many times the event is ultimately achieved for the distinct Licensed Product.

For purposes of the foregoing, a Licensed Product will be deemed to be distinct if it contains a different compound than the compound incorporated into a Licensed Product with respect to which the applicable milestone has already been paid, and not merely a different formulation or mode of administration.

At the time any given milestone payment is due and one or more preceding milestone payments for antecedent milestone events have not been paid, then such unpaid antecedent milestone payments will be due at such time as well.

In addition, EIP will pay to Vertex $[***] upon the first achievement of Net Sales in excess of $[***] in any twelve (12) month period.

4.3    Royalty Payments by EIP. Subject to the adjustment, if any, to be made under Sections 4.4 and 4.5, MEP will pay to Vertex royalties on aggregate Net Sales of Licensed Product in the Field in the Territory by EIP and its Affiliates and Sublicensees, as follows:

Portion of Calendar Year Net Sales	Royalty Percentage
[***]	[***]%
[***]	[***]%
[***]	[***]%

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

4.4    Royalty Term. Royalties under Section 4.3 for each Licensed Product will be payable on a country-by-country basis during the period commencing on the First Commercial Sale of such Licensed Product in the Field in such country and ending upon the later of (a) the date of expiration, unenforceability or invalidation of the last Valid Claim of Vertex Patent Rights, EIP Product Patent Rights or EIP Background Patent Rights Covering Licensed Product in such country, and (b) ten (10) years from the date of First Commercial Sale in such country (the “Royalty Term”). The royalties payable under Section 4.3 with respect to Net Sales of a Licensed Product will be reduced, on a country by country and Licensed Product-by-Licensed Product basis, to fifty percent (50%) of the amounts otherwise payable under Section 4.3, during any portion of the Royalty Term when there is no Valid Claim of an issued patent within Vertex Patent Rights, MP Product Patent Rights or EIP Background Patent Rights Covering such Licensed Product in the country of sale. Upon expiration of the Royalty Term in the country of sale, each of the licenses granted to EIP and its Affiliates and Sublicenses under Article III will convert to a fully paid-up, non-royalty-bearing, license in the applicable country.

4.5    Third Party Licenses. EIP will have the right to deduct, on a country-by-country basis, from royalties otherwise payable to Vertex under Section 4.3 (after application of the deductions set forth in Section 4.4), fifty percent (50%) of all royalties, upfront fees, milestones and other payments paid by EIP or any of its Affiliates or Sublicenses to Third Parties under licenses to intellectual property or to acquire intellectual property that is necessary for the development, manufacture, import, sale or use of such Licensed Product (“Third-Party Payments”), provided that in no event will the royalty payable to Vertex on Net Sales of Licensed Product be reduced as a result of application of this paragraph, to less than fifty percent (50%) of the royalty determined at the rates set forth in Section 4.3, as reduced by Section 4.4. Amounts available for offset under this Section 4.5 and not used as a credit against royalties in the period incurred may be carried over to future periods until fully utilized. For purposes of this Section 4.5, the term “necessary” shall mean that, in the reasonable determination of EIP, if the relevant Patent Right of the Third Party were to be found to be valid, there would be a high likelihood that the manufacture, use or sale of Licensed Product would be found to infringe such Patent Right, provided that nothing in the foregoing requires a court or other legal determination of validity or infringement.

4.6    Payments; Reports. EIP will pay royalties due on Net Sales in calendar quarter within forty-five (45) days of the end of such calendar quarter. Within twenty (20) days after the end of each calendar quarter for which royalties are payable by EIP under Section 4.3, EIP will submit to Vertex a report, on a country-by-country basis, providing in reasonable detail an accounting of all Net Sales by EIP and its Affiliates and Sublicensees in the Territory (including, in each case, an accounting of all unit sales of the Licensed Product and a calculation of the deductions from gross invoice price to Net Sales in accordance with Section 1.29) made during such calendar quarter and the calculation of the applicable royalties. EIP shall use Commercially Reasonable Efforts to also provide Vertex with a “flash” report of estimated Net Sales only, within five (5) business days after the end of each month during the calendar year. EIP will, at the time EIP submits a royalty report under this Section 4.6, pay to Vertex all amounts due to Vertex under Section 4.3, as indicated in the applicable report.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

4.7    Taxes. EIP will make all payments to Vertex under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by applicable law to be made on account of Taxes (as that term is defined below). Any Tax required to be withheld under applicable law on amounts payable under this Agreement will promptly be paid by EIP or its Affiliates or Sublicensees on behalf of Vertex to the appropriate governmental authority, and EIP will furnish Vertex with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by Vertex. EIP will give notice of its intention to begin withholding any such Tax in advance and cooperate to use reasonable and legal efforts to reduce such Tax on payments made to Vertex hereunder. The Parties will cooperate with respect to all documentation required by any relevant government taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes. Solely for purposes of this Section 4.7, “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by a government authority, but not including EIP income taxes.

4.8    United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

4.9    Currency Conversion. Neither EIP nor the applicable Sublicensee will change its foreign currency translation methodology without Vertex’s prior written consent. All Payment to be made by EIP to Vertex will be made in U.S. Dollars, to a bank account designated by Vertex. In the case of sales denominated in currencies other than U.S. Dollars, payments will be converted into U.S. Dollars using the quarterly arithmetic average of the relevant calendar quarter’s daily midpoint rates, with a 0% interbank adjustment, as published by OANDA Corporation (www.oanda.com).

4.10    Blocked Payments. If, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for EIP or any of its Affiliates or Sublicensees to move revenues related to Licensed Product out of such country, EIP will promptly notify Vertex of the conditions preventing such transfer, and royalties on the affected Net Sales shall, in lieu of payment under Section 4.6, be deposited in local currency in the relevant country to the credit of Vertex in a recognized banking institution in such county designated by Vertex or, if none is designated by Vertex within a period of thirty (30) days, in a recognized banking institution in such country selected by EIP or its Affiliates or Sublicensees, as the case may be, and identified in a notice given to the Party on whose account the funds are deposited.

4.11    Late Payments. EIP will pay interest to Vertex on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of one percent (1%) per month or the highest rate permitted by applicable law, calculated based on the number of days such payments are paid after the date such payments are due.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

4.12    Records and Audits. EIP will keep complete and accurate records relating to the calculations of Net Sales generated in the then current calendar year, and during the preceding three (3) calendar years. Vertex will have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by it and reasonably acceptable to EIP, review any such records of EIP and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than fourteen (14) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 4.3 within the thirty-six (36) month period preceding the date of the request for review. No calendar year will be subject to audit under this Section 4.12 more than once. EIP will receive a copy of each such report concurrently with receipt by Vertex. Should such inspection lead to the discovery of a discrepancy to Vertex’s detriment, LIP will, within thirty (30) days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy at the rate for late payments set forth in Section 4.11. Vertex will pay the full cost of the review unless the underpayment of royalties is greater than five percent (5%) of the amount due for the entire period being examined, in which case EIP will pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by EIP revealed by an examination will be credited against the amount due in the next following royalty payment from LIP (and any subsequent payments due until the full amount of the overpayment has been recouped).

ARTICLE V
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

5.1    Maintenance of Patent Rights.

(a)    Vertex Patent Rights. Vertex shall have the exclusive rights, and the obligation (subject to Vertex’s election not to file, prosecute, or maintain pursuant to Section 5.2.1), to diligently maintain (by timely paying all maintenance fees, renewal fees, and other such fees and costs required under applicable laws) the Vertex Patent Rights. Vertex shall be responsible for all patent costs incurred in the maintenance of Vertex Patent Rights during the Option Period. EIP shall reimburse Vertex all patent costs incurred by Vertex in the maintenance of Vertex Patent Rights during the License Term. Vertex shall promptly give reasonable advance notice to EIP of the grant, lapse, revocation, surrender, invalidation or abandonment of any Vertex Patent Rights.

5.2    Option to Maintain Patents.

5.2.1    Vertex shall give notice to EIP of any desire to cease maintenance of Vertex Patent Rights and, in such case, shall permit EIP, at its sole discretion, to continue maintenance of such Vertex Patent Rights at its own expense. If EIP elects to continue maintenance, Vertex shall execute such documents and perform such acts at EIP’s expense as may be reasonably necessary to allow EIP to initiate or continue such maintenance.

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5.2.2    LIP shall give notice to Vertex of any desire to cease prosecution and/or maintenance of ET Product Patent Rights or EIP Background Patent Rights in any country and, in such case, shall permit Vertex at its sole discretion, to continue prosecution or maintenance of such EIP Product Patent Rights or EIP Background Patent Rights at its own expense. If Vertex elects to continue prosecution or maintenance or to file based on EIP’s election not to file pursuant to this Section 5.2, EIP Shall execute such documents and perform such acts at Vertex’s expense as may be reasonably necessary to allow Vertex to initiate or continue such filing, prosecution or maintenance.

5.3    Re-Examination and Re-Issue.

5.3.1    Vertex shall promptly, but in any case within thirty (30) days of learning of such event, inform RIP of any request for, or filing or declaration of, any re-examination by a Third Party relating to Vertex Patent Rights. EIP and Vertex shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. EIP shall have the right to review and approve any submission to be made in connection with such proceeding.

5.3.2    Vertex shall not initiate any re-examination or re-issue proceeding relating to Vertex Patent Rights without the prior written consent of RIP, which consent shall not be unreasonably withheld.

5.3.3    In connection with any re-issue, or re-examination proceeding relating to Vertex Patent Rights, EIP and Vertex will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Vertex shall keep EIP informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

5.3.4    The expense of any re-examination or re-issue proceeding, and the expense of any opposition or similar two-party proceeding conducted under rules of the U.S. Patent and Trademark Office, or any comparable foreign authority shall, unless agreed otherwise, be treated as maintenance costs pursuant to Section 5.1.

5.4    Patent Term Extensions. Vertex will cooperate, if necessary and appropriate, with EIP in gaining patent term extension (including those extensions available under U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to licensed Vertex Patent Rights that Cover Licensed Product in the Territory. All filings for such extensions shall be made by the Party responsible for filing, prosecuting and maintaining the relevant Patent Rights in accordance with this Section 5.4.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

5.5    Enforcement and Defense.

5.5.1    Each Party shall promptly give the other Party notice of (i) any infringement of Vertex Patent Rights, EIP Background Patent Rights, or RIP Product Patent Rights related to Licensed Product within the Field, or (ii) any misappropriation or misuse of Vertex Know-how or RIP Product Know-how related to Licensed Product within the Field, that may come to the first Party’s attention, EIP and Vertex shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both RIP and Vertex, to terminate any such infringement of Vertex Patent Rights, EIP Background Patent Rights, or RIP Product Patent Rights, or any such misappropriation or misuse of Vertex Know-how or EIP Product Know-how, in the Territory. Vertex, upon notice to MP, shall have the first right during the Option Period to initiate and prosecute any such legal action in the name of Vertex and RIP, or to control the defense of any declaratory judgment action, relating to Vertex Patent Rights, or Vertex Know-how in the Territory. EIP, upon notice to Vertex, shall have the first right during the License Term to initiate and prosecute any such legal action in the name of RIP and Vertex, or to control the defense of any declaratory judgment action, relating to EIP Background Patent Rights, RIP Product Patent Rights or RIP Product Know-how in the Territory. The costs of any legal action commenced or the defense of any declaratory judgment in the Territory shall be borne by the Party commencing the legal action. Each Party shall promptly inform the other Party if it elects not to exercise its first right as described above and the other Party shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in its name of and, if necessary, the name of the first Party. Each Party shall have the right to be represented by counsel of its own choice and shall be responsible for paying its own costs.

5.5.2    For any action to terminate any infringement of Vertex Patent Rights, EIP Background Patent Rights, or EIP Product Patent Rights, or any misappropriation or misuse of Vertex Know-how or EIP Product Know-how, as permitted in accordance with Section 5.5.1, in the event that the Party initiating the action is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the first Party to initiate litigation to prosecute and maintain such action. In connection with any such action, EIP and Vertex will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto.

5.5.3    Any recovery obtained by either or both EIP and Vertex in connection with or as a result of any action contemplated by this Section 5.5, whether by settlement or otherwise, shall be shared in order as follows:

(i)         the Party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii)         the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

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(iii)         the amount of any recovery remaining shall then be allocated between Vertex and EIP as if it were the last Net Sales realized under the terms of this Agreement during the calendar year in which the recovery is paid.

5.5.4    Vertex shall inform EIP of any certification regarding any Vertex Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory and shall provide EIP with a copy of such certification within ten (10) days of receipt. Vertex’s and EIP’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 5.5; provided, however, that Vertex shall have the first right to initiate and prosecute any action and shall inform EIP of such decision within thirty (30) days, in the case of certification regarding any Vertex Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or within a similarly appropriate time in the case of certifications or the like in countries outside of the United States, of receipt of the certification, after which time EIP shall have the right to initiate and prosecute such action.

5.6    Patent Term Restoration. Vertex shall be responsible for obtaining patent term restoration to Vertex Patent Rights. EIP shall be responsible for obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to EIP Product Patent Rights and EIP Background Patent Rights. The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Vertex Patent Rights, EIP Background Patent Rights, and EIP Product Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, Vertex shall have the right to make the election with respect to Vertex Patent Rights and EIP shall have the right to make the election with respect to EIP Product Patent Rights and DP Background Patent Rights.

5.7    Third Party Claims.

5.7.1    If any action, suit or proceeding is brought against EIP or Vertex or any Affiliate or sublicensee of either Party alleging the infringement of the intellectual property rights of a Third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Licensed Product in the Territory, EIP shall have the sole right but not the obligation to defend itself and Vertex in such action, suit or proceeding at EIP’s sole expense, although Vertex shall have the right to separate counsel at its own expense. The Parties shall cooperate with each other in any defense of any such suit, action or proceeding. The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding, or receipt of any claim of infringement, and will furnish each other a copy of each communication relating to the alleged infringement. Without regard to which Party defends an infringement claim under this Section 5.7, all damages (including all reasonable costs and expenses associated with any defense of a claim hereunder) associated with any such infringement claim in the Territory shall be borne by EIP.

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5.7.2    Neither Party shall compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding without the other Party’s advice and prior consent, provided that the Party not having the right to defend the suit shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on its rights, obligations or benefits, either under this Agreement or otherwise. Notwithstanding the foregoing, if EIP decides to seek a license, EIP may seek to obtain such license for its benefit at its sole cost and expense, provided that the terms and conditions of such license do not include an admission of invalidity of any Vertex Patent Rights, or restrict Vertex’s ability to challenge or litigate the validity or applicability of any intellectual property to which the license relates.

5.7.3    The Party first having actual notice of any claim, action or proceeding referenced in Section 5.7.1 above shall promptly notify the other Party in writing, setting forth in reasonable detail, to its knowledge, the facts related to any such claim, action or proceeding. The Parties shall promptly discuss proposed responses to any such matters.

5.8    Patent Marking. EIP agrees to comply with the patent marking statutes in each country in which the Licensed Product is sold by EIP or its Affiliates or Sublicensees.

ARTICLE VI
CONFIDENTIALITY

6.1    CONFIDENTIAL INFORMATION. During the Term and for a period of ten (10) years after any termination or expiration of this Agreement, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement (which, in the case of EIP and its Affiliates and Sublicensees, includes activities contemplated by the licenses granted in Sections 2.4 and 3.1) or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party. The terms of this Agreement will be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article VI. The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 6.1 will not apply to any Confidential Information that:

(i)    was known by the receiving Party prior to disclosure by the disclosing Party hereunder or under any previous agreement between the Parties (as evidenced by the receiving Party’s written records or other competent evidence);

(ii)    is or becomes part of the public domain through no fault of the receiving Party;

(iii)    is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party and provided such Third Party is not disclosing such information on behalf of the disclosing Party; or

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(iv)    is independently developed by personnel of the receiving Party who did not have access to the Confidential Information (as evidenced by the receiving Party’s written records or other competent evidence).

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, such Party shall provide prior written notice and a copy of such intended disclosure to such other Party if possible under the circumstances, will consider in good faith the other Party’s continents, will disclose only such Confidential Information of such other Party as is required to be disclosed and will cooperate in the disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures. Notwithstanding anything in this Agreement to the contrary, either Party may disclose to bona fide potential investors, lenders, potential acquirors/acquirees, potential and existing collaborators, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination or transaction, so long as such recipients are bound in writing to maintain the confidentiality of such information.

6.2    Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants and advisors and, in the case of EIP as the receiving Party, to service providers, investigators, Third Party contractors, potential and existing Sublicensees and distributors and potential acquirors, in each case who, in such Party’s reasonable judgment, have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement (which, in the case of EIP and its Affiliates and Sublicensees, includes activities contemplated by the license granted in Sections 2.4 and 3.1) or in connection with a potential business relationship or investment that would encompass Licensed Product, and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party under Section 6.1. Vertex and EIP shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted contractors, sublicensees and distributors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants, advisors, contractors, sublicensees and distributors were Parties directly bound to the requirements of Section 6.1). EIP may also disclose Confidential Information of Vertex to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement.

6.3    Limitation on Vertex Disclosure of Vertex Know-how. During the Term of this Agreement, Vertex will not disclose Vertex Know-how that is specific to the development, manufacture, commercialization or use of Licensed Product (solely to the extent applicable to Licensed Product) to any Third Party without the express written consent of ET, not to be unreasonably withheld.

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6.4    Publicity. Neither Party will issue a press release or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, except that (i) a Party may issue such press release or public announcement if the contents of such press release or public announcement are consistent with a previously approved press release or have otherwise previously been made public other than through a breach of this Agreement, and (ii) a Party may issue such a press release or public announcement if required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission (SEC) or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq; provided that such Party complies with the notice and review provisions set forth in this Section 6.4. In no event will either Party make any public disclosure related to EIP’s activities under this Agreement or related to the results generated by EIP or any of its Affiliates or Sublicensees with respect to Licensed Product without the prior written consent of the other Party except to the extent required by applicable law. In the event a Party is required by applicable law to publicly disclose any of the results generated by RIP or any of its Affiliates or Sublicensees or any information provided by EIP related to Licensed Product or either Party is required to disclose the terms of this Agreement by applicable law, such Party will give the other Party at least three (3) business days’ prior written notice (if possible), will provide to such other Party a copy of the required disclosure, and will consider in good faith comments of such other Party on any such public disclosure.

6.5    Publications.

(a)    Option Period. During the Option Period, neither RIP nor Vertex nor any of their Affiliates will publish the results of research or development activities carried out using the Licensed Product without the prior written approval or the other Party, not to be unreasonably withheld.

(b)    License Term. During the License Term, EIP and its Affiliates and Sublicensees shall have the sole right to publish the results of development, manufacture, commercialization and use of Licensed Product by MP and its Affiliates and Sublicensees, subject to the following. EIP will submit a draft of any proposed manuscript, abstract or speech to Vertex for comments at least sixty (60) days prior to submission for publication or oral presentation. Vertex shall notify RIP in writing within thirty (30) days of receipt of such draft whether such draft contains (i) information of Vertex that it considers to be confidential under the provisions of Section 6.1 hereof or (ii) information that if published would have an adverse effect on a Vertex patent application covering the subject matter of this Agreement. In any such notification, Vertex shall indicate with specificity its suggestions regarding the manner and degree to which EIP may disclose such information. In the case of item (i) above, EIP may not publish Confidential Information of Vertex without its consent in violation of Section 6.1 of this Agreement. In the case of item (ii) above, Vertex may request a delay and EIP shall delay such publication or presentation, for a period not exceeding ninety (90) days, to permit the timely preparation and filing of a patent application or an application for a certificate of invention covering the information at issue. The Parties agree that authorship of any publication or presentation will be determined based on the customary standards then being applied in the relevant scientific journal or conference. EIP will require any agents conducting the development program on its behalf to comply with publication and presentation restrictions comparable to those set forth herein. The forgoing provisions shall not be interpreted to prevent the publication by a Party of information required by law to be published by that Party.

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6.6    Return of Confidential Information. Upon termination of this Agreement other than by expiration of its terms, the receiving Party shall, at the request of, and as directed by, the disclosing Party, return or destroy Confidential Information of the disclosing Party in the receiving Party’s possession, and shall destroy any reports or notes in receiving Party’s possession to the extent containing the disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, provided that (i) the receiving Party may retain one copy of Confidential Information of the disclosing Party for archival purposes, and (ii) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1    Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)    It is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)    The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party. Such Party has taken all other action required by applicable law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

(c)    The execution and delivery of this Agreement, and the performance as contemplated hereunder, by such Party will not violate any applicable law.

(d)    Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Marketing Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or commercialization of Licensed Products), or from any other person, and such execution, delivery and performance by such Party, including the granting of the licenses granted under this Agreement, will not result in the breach of or give rise to any conflict, termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which such Party may be a party existing as of the Effective Date.

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(e)    No Debarment. Neither Party nor any of its Affiliates has been debarred or is subject to debarment, and Vertex has, to its actual knowledge, not used in any capacity in connection with the development or manufacture of VX-745 prior to the Effective Date, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

7.2    Vertex’s Representations and Warranties. Vertex hereby makes the following representations and warranties to EIP as of the Effective Date, and covenants to notify EIP during the Option Period of any additional disclosures arising during the Option Period required for the representations and warranties to remain true and correct as of the Option Exercise Date:

(a)    Vertex has the right to grant to EIP the rights and licenses described in this Agreement.

(b)    Exhibit C contains a complete and correct list of all existing Vertex Patent Rights, existing as of the Effective Date.

(c)    To Vertex’s actual knowledge, no Third Party is infringing any of the Vertex Patent Rights identified on Exhibit C.

(d)    To Vertex’s actual knowledge, the making, using or selling of a Licensed Product containing or comprising VX-745 will not infringe any Third Party Patent Rights.

(e)    Vertex has not received any written notice of (a) any claim that any patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Products in the Field, or (b) any threatened claims or litigation seeking to invalidate or otherwise challenge the Vertex Patent Rights or Vertex’s rights therein.

(f)    To Vertex’s actual knowledge, Vertex’s rights to Vertex Patent Rights are held free and clear of any liens, security interests and similar encumbrances.

(g)    The Vertex Patent Rights are not the subject of any interference proceeding known to Vertex, and Vertex is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party challenging Vertex’s ownership rights in, or the validity or scope of, the Vertex Patent Rights.

(h)    There are no agreements pursuant to which a Third Party has licensed to Vertex ally Vertex Patent Rights or pursuant to which Vertex has otherwise acquired ally Vertex Patent Rights from a Third Party.

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(i)    To Vertex’s actual knowledge, the research, development and manufacture of VX-745 in the Territory on or before the Effective Date has been conducted by Vertex and its Affiliates and its subcontractors in compliance (in all material respects) with all applicable laws.

(j)    There have been no inventorship or ownership challenges with respect to any of the Vertex Patent Rights.

(k)    Except as set forth, and acknowledged by the Parties, in Section 2.9, neither Vertex nor its Affiliates has received written notice from any Regulatory Authority threatening ally proceedings with respect to the research, development or manufacture of any Licensed Product in the Field in the Territory which proceeding is reasonably likely to have a material adverse effect on such research, development, manufacture or use of Licensed Product.

(l)    The Vertex Patent Rights that are issued patents have been maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

7.3    EIP’s Representations and Warranties. EIP hereby represents and warrants to Vertex as of the Effective Date, and covenants to notify Vertex during the Option Period of ally additional disclosures arising during the Option Period required for the representations and warranties to remain true and correct as of the Option Exercise Date, that it has the resources (a) necessary to make Commercially Reasonable Efforts to conduct the activities outlined in the Research Plan as set forth in Section 2.4, which shall commence within three (3) months of the Effective Date, and to hold the FDA Meeting within eighteen (18) months of the Effective Date, and (b) necessary to perform the Development Plan.

7.4    No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY LICENSED PRODUCT), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EIP DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED. VERTEX DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE USE OR TRANSFERABILITY OF THE VERTEX INDS.

ARTICLE VIII
INDEMNIFICATION

8.1    Indemnification by EIP. EIP will indemnify, hold harmless, and defend Vertex, its Affiliates, and their respective directors, officers, employees and agents (the “Vertex Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim to the extent they arise out of or result from, directly or indirectly; (i) any breach of, or inaccuracy in, any representation or warranty made by EIP in this Agreement, or any breach or violation of any term of this Agreement by EIP; (ii) the negligence or willful misconduct of EIP, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents; (iii) the conduct of research activities by or on behalf of EIP during the Option Period; or (iv) in the event EIP exercises its Option, the research, development, manufacture and commercialization of Licensed Product by EIP and its Affiliates and Sublicensees in the Territory under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, EIP will have no obligation to indemnify the Vertex Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Vertex in this Agreement; any breach or violation of any term of this Agreement by Vertex; the gross negligence or willful misconduct of any of the Vertex Indemnitees or any other Losses as to which Vertex is obligated to indemnify EIP under Section 8.2.

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8.2    Indemnification by Vertex. Vertex will indemnify, hold harmless, and defend EIP, its Affiliates and their respective directors, officers, employees and agents (the “EIP Indemnitees”) from and against any and all Losses incurred in connection with any Third Party claim to the extent they arise out of or result from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Vertex in this Agreement, or any breach or violation of any term of this Agreement by Vertex; (ii) the gross negligence or willful misconduct of any Vertex Indemnitee; (iii) the research, development, manufacture or use of Licensed Product by or on behalf of Vertex or any of its Affiliates prior to the Effective Date; or (iv) the research, development, manufacture, commercialization, or use of Licensed Product or any other activities of Vertex and its Affiliates and sublicensees outside the Field or outside the Territory. Notwithstanding the foregoing, or anything in this Agreement to the contrary, Vertex will have no obligation to indemnify the EIP Indemnitees for any Losses as to which EIP is obligated to indemnify Vertex under Section 8.1.

8.3    Indemnification Procedure. In the event of any such claim against any EIP Indemnitee or Vertex Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party will cooperate with the indemnifying Party and may, at the indemnifying Party’s option and expense, be represented in any such action or proceeding. The indemnifying Party will not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s prior written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in this Article 8 may apply, the indemnifying Party will promptly notify the Indemnitees, who shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party will be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

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8.4    Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE VI. NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

8.5    Insurance. During the License Term and for a period of at least three (3) years after the last commercial sale of a Licensed Product in the Field under this Agreement, EIP will maintain insurance, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, including, commencing immediately prior to the first human clinical trial, product and clinical trial liability insurance of at least $5,000,000 per occurrence and $5,000,000 in the aggregate on a worldwide basis.

ARTICLE IX
TERM AND TERMINATION

9.1    Term. This term of this Agreement (the “Term”) will commence on the Effective Date, and, unless earlier terminated in accordance with this Article IX, will continue until the end of the Option Period, if EIP does not exercise the Option by the end of the Option Period. If EIP exercises the Option in accordance with Article II, this Agreement will continue in full force and effect until expiration of the Royalty Term, unless earlier terminated in accordance with this Article IX. Upon expiration of the Term under the preceding sentence (but not earlier termination of this Agreement) the License will convert to perpetual, fully paid-up, non-royalty-bearing licenses with the same scope.

9.2    Termination for Convenience. EIP will have the right to terminate this Agreement at any time and for any reason upon written notice to Vertex during the Option Period. During the License Term, EIP will have the right to terminate this Agreement at any time and for any reason upon at least ninety (90) days’ prior written notice to Vertex if termination occurs prior to receipt of the first Marketing Approval of a Licensed Product and otherwise upon twelve (12) months’ prior written notice to Vertex. Following any delivery by EIP of notice of termination pursuant to this Section 9.2, EIP and Vertex will cooperate in good faith to agree and implement a transition plan, in order to give effect to Section 9.4, which plan will include EIP continuing its Commercially Reasonable Efforts to develop, manufacture and commercialize Licensed Products in the Territory as reasonably requested by Vertex to avoid a negative impact, either by its actions or inaction, on the value of a Licensed Product.

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9.3    Termination for Cause.

(a)    General. Except as limited by paragraph (b), this Agreement may be terminated at any time during the Term:

(i)    upon written notice by either Party if the other Party is in material breach of its obligations hereunder, and has not cured such material breach within sixty (60) days after written notice describing the nature of such material breach is provided to the breaching Party; or

(ii)    by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors, by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(b)    Termination to Specific Major Market. Notwithstanding anything to the contrary set forth in this Agreement, in the event of a material breach by EIP of its obligations under Section 3.5 as to a specific Major Market, Vertex’s sole remedy under this Agreement for such breach will be, after giving EIP written notice and an opportunity to cure the breach as set forth in paragraph (a), to terminate the License as to such Major Market country. If Vertex terminates this Agreement as to Major Market country under the preceding sentence, the terms “Territory” and “Major Market” as used in this Agreement will, effective upon such termination, be deemed to exclude such country. In the event of any termination as to a Major Market under this paragraph, the Parties will negotiate in good faith the terms of an agreement for sharing adverse event/drug safety information.

9.4    Effect of Termination.

(a)    During Option Period. In the event of expiration of this Agreement at the end of the Option Period or earlier termination of this Agreement during the Option Period, other than by EIP for breach by Vertex under Section 9.3(a), EIP will (i) promptly deliver to Vertex all Material-related Know-how and all data generated by or on behalf of EIP related to Licensed Product during the Option Period; and (ii) grant to Vertex and its Affiliates the license set forth in paragraph (d).

(b)    During License Term. Upon termination by EIP under Section 9.2, or by Vertex under Section 9.3 EIP will,

(i)    assign or otherwise transfer to or at the direction of Vertex as soon as practicable, and at EIP’s expense, all filings and approvals with Regulatory Authorities and Marketing Approvals concerning Licensed Products or relating to any Licensed Product;

(ii)    prepare promptly and file at Vertex’s direction with the appropriate Regulatory Authority or, at Vertex’s discretion, made available to or at the direction of Vertex for filing by Vertex, any reports required to be made to any Regulatory Authority covering any periods prior to the effective date of termination of the Agreement;

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(iii)    promptly deliver to or at the direction of Vertex,

(A)         all governmental and regulatory correspondence and conversation logs relating to the development, manufacture or commercialization of Licensed Products in the Territory,

(B)         copies of all data, reports, records and materials in Errs possession or Control relating to the development, manufacture or commercialization of Licensed Products in the Territory, including all non-clinical, clinical, and chemistry, manufacturing and controls data relating to Licensed Products,

(C)         all safety data and other adverse event data in EIP’s possession or Control. EIP will execute all documents, and take all such further actions, as may be reasonably requested by Vertex in order to give effect to the preceding sentence as soon as practicable, and

(D)         all Licensed Product bulk drug substance (“API”) in its possession.

In connection with the foregoing (1) EIP hereby irrevocably authorizes Vertex to execute any documents to effect any such transfer by EIP and submission by Vertex or Vertex’s designee described in this Section and (2) EIP hereby acknowledges and agrees that Vertex shall not be obligated to treat any information received pursuant to this Section as EIP Confidential Information and may use such information, data and know-how for any purpose at Vertex’s discretion;

(iv)    assign to Vertex all agreements, with respect to the conduct of clinical trials for Licensed Products, including agreements with contract research organizations, clinical sites and investigators, between EIP and any third party, subject to any consent required by such third party, which consent EIP will use commercially reasonable efforts to obtain on behalf of Vertex; and

(v)    reimburse Vertex for the cost of Vertex completing all human clinical trials Commenced by EIP but not completed at the time of termination.

(c)    Termination as to Major Market. In the event Vertex terminates this Agreement as to a specific Major Market under Section 9.3(b), the above paragraph (b) will apply, provided, that (i) EIP’s obligations under such paragraph will be limited to the information, data, reports, records, approvals and agreements specific to such Major Market, and (ii) EIP will continue to have the right to retain any such information, data, reports, records and agreements relevant to the development, manufacture and commercialization of Licensed Product in the remaining countries of the Territory.

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(d)    Effect of Termination.

(i)    In the event of termination of this Agreement by Vertex in its entirety under Section 9.3(a) or termination by MP under Section 9.2 or as a result of MP’s failure to exercise the Option during the Option Period, EIP will be deemed to have granted to Vertex a fully paid-up, royalty-free (except as set forth in paragraph (iii)), worldwide, nonexclusive, sublicensable, license under EIP Product Technology and EIP Background Patent Rights to research, develop, make, have made, import, market, sell, have sold and use Licensed Product in the Field.

(ii)    In the event that either Party terminates this Agreement pursuant to subsection 9,3(a)(ii), all licenses and rights to licenses granted under or pursuant to this Agreement by the non-terminating Party to other are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the terminating Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by the other Party under the Code, or against the other Party if such proceeding is not dismissed within ninety (90) days of its initial filing, the terminating Party shall be entitled to complete access to any such intellectual property and all embodiments of such intellectual property in the Territory.

(iii)    In the event Vertex terminates this Agreement as to one or more Major Markets under Section 9.3(b), MP will be deemed to have granted to Vertex a fully paid-up, royalty-free (except as set forth in paragraph (iii)), nonexclusive license under EIP Product Technology and EIP Background Patent Rights to develop, make, have made, import, market, sell, have sold, and use Licensed Product in the Field but solely in such Major Markets.

(iv)    In the event EIP or any of its Affiliates or Sublicensees is required to make payments to any Third Party by reason of the licenses granted to Vertex under this paragraph (d) or based on the development, manufacture or sale of Licensed Product by or on behalf of Vertex or any of its Affiliates or sublicensees, Vertex may choose to either (a) terminate that portion of its license or activities giving rise to such obligations or (b) pay such amounts due by EIP or any of its Affiliates or Sublicensees to such Third Party by reimbursing EIP or paying such amounts directly to such Third Party, as directed by EIP, in each case based on supporting documentation provided by EIP.

9.5    Survival. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Articles 1, VI, VIII, IX, X and XI will survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, will survive. Except as set forth in this Article IX, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

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ARTICLE X
DISPUTE RESOLUTION

10.1    Referral of Unresolved Matters to Senior Executives. In the event that the Parties are unable to resolve a dispute within fifteen (15) days from the date such dispute is first brought to the other Party’s attention, the matter shall be referred to a senior executive of each Party to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral.

10.2    Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (other than a dispute about terms pursuant to Vertex’s exercise of its Reacquisition Option under Section 3.7(b)) that the Parties have not resolved under Section 10.1, will be decided by arbitration in accordance with the Rules of the American Arbitration Association for Commercial Arbitration in effect at the time the dispute arises, unless the Parties hereto mutually agree otherwise. To the extent such rules are inconsistent with this provision, this provision will control. The following rules will apply to any such arbitration:

(a)    Any demand for arbitration must be made in writing to the other Party.

(b)    There will be one arbitrator mutually selected by the Parties. If the Parties cannot agree on an arbitrator within thirty (30) days, then the AAA shall select the arbitrator. Any arbitration involving patent rights, other intellectual property rights or intellectual property will be heard by an arbitrator who is an expert in such areas.

(c)    The arbitration will be held in The Commonwealth of Massachusetts, or such other place as the Parties agree. The arbitrator will apply the substantive law of The Commonwealth of Massachusetts in accordance with Section 11.1, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision will be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq.

(d)    Neither Party will have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrator will be final and binding upon both Parties. The arbitrator will render a written opinion setting forth findings of fact and conclusions of law.

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(e)    EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(f)    EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

(g)    EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

(h)    The expenses of the arbitration will be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration. Each Party will bear the expenses of its counsel and other experts,

10.3    Equitable Relief. Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right, through the arbitration process described in Section 10.2, to seek equitable relief to enforce the provisions of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1    Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The United Nations Convention on the Sale of Goods shall not apply.

11.2    Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (i) the affected Party provides prompt written notice to the other Party of such failure or delay, (ii) the affected Party uses Commercially Reasonable Efforts to mitigate the effects of the Force Majeure Event, and (iii) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of EIP or Vertex to comply with applicable laws.

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11.3    Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.

11.4    Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been properly given if delivered in person by a internationally recognized overnight courier, or by fax (and promptly confirmed by overnight courier), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Term.

In the case of EIP:

EIP Pharma LLC

11 Channing Street

Cambridge, MA 02138

Attention: John J. Alam, Manager

With a copy to:

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Attention: Stephen L. Pahner, Esq.

Fax No.: (617) 261-3175

In the case of Vertex:

Vertex Pharmaceuticals Incorporated

130 Waverly Street

Cambridge, MA 02139

Attention: Senior Vice President, Corporate Strategy and Business Development

Fax No.: (617) 444-7117

With a copy to: General Counsel

11.5    Assignment. This Agreement may not be assigned or otherwise transferred by either Party, without the written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its Affiliates, and (ii), subject to Section 3.7, either Party, without such consent, may assign its rights and delegate its duties under this Agreement, whether by contract or operation of law, to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, (i) the Third Party agrees to be bound by the terms of this Agreement, and (ii) Vertex will not assign this Agreement unless the assignee is also assigned ownership or Control of the Vertex Patent Rights and Vertex Know-how. Any purported assignment in violation of this Section 11.5 will be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

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11.6    Affiliate Performance. Any obligation of EIP under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at EIP’s sole and exclusive option, either by EIP directly or by any Affiliate or permitted Sublicensee of EIP that EIP causes to satisfy, meet or fulfill such obligation, in whole or in part.

11.7    Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.

11.8    Entire Agreement. This Agreement (including all schedules and exhibits attached hereto) and the MTA, contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, whether written or oral. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. In the event of a conflict between the confidentiality provisions of this Agreement and the MTA, the provisions of this Agreement will govern.

11.9    No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

11.10    Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement will not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

11.11    No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

11.12    Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

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11.13    Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision will be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

11.14    Interpretation.

(a)    General. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

(b)    Capitalization. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c)    Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(d)    Schedules and Exhibits. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)    Person References. References to any Person include the successors and permitted assigns of that Person.

(f)    References to Parts of this Agreement. References to Articles, Sections, Schedules, and Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement unless otherwise specified.

(g)    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” is used in the inclusive sense (and/or) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h)    Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

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11.15    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

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IN WITNESS WHEREOF, EIP and Vertex have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the Effective Date.

EIP PHARMA LLC

By:	/s/ John J. Alam, M.D.
Name:	John J. Alam, M.D.
Title:	Manager

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Peter Mueller, Ph.D.
Name:	Peter Mueller, Ph.D.
Title:	Chief Scientific Officer and Executive Vice President, Global Research and Development

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Exhibit A

Technology Transfer Plan

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License Term Technology Transfer Schedule

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Exhibit B

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Exhibit C

Vertex Patent Rights

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Exhibit D

Vertex INDs Summary Document List

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Exhibit E

Material Transfer Terms

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1
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